TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.16

Date 11 January 2010

TBS INTERNATIONAL PUBLIC LIMITED COMPANY
as Guarantor

- and -

CREDIT SUISSE AG
as Mortgagee

________________________________________________

GUARANTEE
________________________________________________

relating to a Loan Agreement
dated 7 December 2007

THIS GUARANTEE is made on 11 January 2010]

BETWEEN

(1)
TBS INTERNATIONAL PUBLIC LIMITED COMPANY, a company incorporated in Ireland with registration No. 476578 whose registered office is at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland (the “Guarantor”); and

(2)	CREDIT SUISSE AG, of Paradeplatz 8, CH-8070, Zurich, Switzerland, (the “Mortgagee”, which expression includes its successors and assigns).

BACKGROUND

(A)
By a loan agreement dated 7 December 2007 as amended and supplemented by  supplemental letter agreements dated 19 March 2008, 24 March 2009, 22 December 2009  and made between (i) Claremont Shipping Corp. and Yorkshire Shipping Corp. as joint and several Borrowers and (ii) the Lender, it was agreed that the Lender would make available to the Borrowers a term loan facility of up to US$40,000,000.

(B)
By a master agreement dated 7 December 2007 and made between (i) the Borrowers and (ii) the Swap Bank, the Swap Bank has agreed to hedge the Borrowers’ exposure under the Loan Agreement to interest rate fluctuations.

(C)
By a supplemental agreement dated 8 January 2010 made between the Borrowers, TBS International Limited and the Lender, the Loan Agreement and the Master Agreement were further amended and supplemented.

(D)	The execution and delivery to the Mortgagee of this Guarantee is one of the conditions precedent to the continued availability of the term loan facility under the said Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms. In this Guarantee:

“bankruptcy”  includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“Loan Agreement” means the loan agreement referred to in Recital (A) as amended by the Supplemental Agreement and includes any existing or future amendments or supplements, whether made with the Guarantor's consent or otherwise.

“Master Agreement” means the master agreement referred to in Recital (B) (including all Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreement).

“Supplemental Agreement” means the supplemental agreement to the Loan Agreement referred to in Recital (C).

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

2	GUARANTEE

2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by the Borrowers under or in connection with the Loan Agreement and every other Finance Document and any transaction under the Master Agreement;

(b)	undertakes to pay to the Mortgagee, on the Mortgagee's demand, any such amount which is not paid by the Borrowers or any of them when due and payable; and

(c)
fully indemnifies the Mortgagee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Mortgagee as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Mortgagee would otherwise have been entitled to recover.

2.2	No limit on number of demands. The Mortgagee may serve more than one demand under Clause 2.1.

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1
Principal and independent debtor.  The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against the Mortgagee in respect of:

(a)	any amendment or supplement being made to the Finance Documents;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(c)	any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents;

(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1
Costs of preservation of rights, enforcement etc.  The Guarantor shall pay to the Mortgagee on its demand the amount of all expenses incurred by the Mortgagee in connection with any matter arising out of this Guarantee, including any advice, claim or proceedings relating to this Guarantee.

4.2
Fees and expenses payable under Loan Agreement.  Clause 4.1 is without prejudice to the Guarantor's liabilities in respect of the Borrowers’ obligations under clause 19 of the Loan Agreement (fees and expenses) and under similar provisions of other Finance Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1
Reinstatement of obligation to pay.  The Guarantor shall pay to the Mortgagee on its demand any amount which the Mortgagee is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of a Borrower or of another Security Party (or similar person) on the ground that the Loan Agreement or the Master Agreement, or a payment by a Borrower or of another Security Party, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments. Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Mortgagee may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2
Grossing-up for taxes.  If the Guarantor is required by law to make a tax deduction, the amount due to the Mortgagee shall be increased by the amount necessary to ensure that the Mortgagee receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3
Tax Credit.  The provisions of Clause 21.4 of the Loan Agreement shall apply to this Guarantee and in relation to any increased payment made by the Guarantor under Clause 6.2 as if the same were set out in full herein with the necessary changes.

7	INTEREST

7.1
Accrual of interest.  Any amount due under this Guarantee shall carry interest after the second Business Day following the date on which the Mortgagee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement or (as the case may be) the Master Agreement.

7.2	Calculation of interest. Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 of the Loan Agreement.

7.3
Guarantee extends to interest payable under Loan Agreement and Master Agreement.  For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement and the Master Agreement, including that payable under clause 6 of the Loan Agreement and Section 2(e) of the Master Agreement.

8	SUBORDINATION

8.1
Subordination of rights of Guarantor.  All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against any Borrower, any other Security Party or their respective assets shall be fully subordinated to the rights of the Mortgagee under the Finance Documents and in particular, the Guarantor shall not:

(a)
claim, or in a bankruptcy of a Borrower or any other Security Party prove for, any amount payable to the Guarantor by a Borrower or any other Security Party, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to a Borrower or any other Security Party; or

(d)	claim any subrogation or other right in respect of any Finance Document or any sum received or recovered by the Mortgagee under a Finance Document.

9	ENFORCEMENT

9.1
No requirement to commence proceedings against the Borrowers.  The Mortgagee will not need to commence any proceedings under, or enforce any Security Interest created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters. However, as against the Guarantor:

(a)	any judgment or order of a court in England or the Marshall Islands in connection with the Loan Agreement and/or the Master Agreement; and

(b)	any statement or admission of a Borrower in connection with the Loan Agreement and/or the Master Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3
Suspense account.  The Mortgagee may, for the purpose of claiming or proving in a bankruptcy of any Borrower or any other Security Party, place any sum received or recovered under or by virtue of this Guarantee on a separate suspense or other interest bearing nominal account without applying it in satisfaction of the Borrowers’ obligations under the Loan Agreement or, as the case may be, the Master Agreement.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Guarantor represents and warrants to the Mortgagee as follows.

10.2	Status. The Guarantor is duly incorporated and validly existing under the laws of the Ireland.

10.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.4
Consents in force.  All the consents referred to in Clause 10.3 remain in force and nothing to the best of the Guarantor’s knowledge and belief has occurred which makes any of them liable to revocation.

10.5
Legal validity.  This Guarantee constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally and subject to any qualification as to matters of law which are specifically referred to in any legal opinion delivered to the Lender pursuant to the Supplemental Agreement.

10.6	No conflicts. The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation in force at the date of the Guarantee; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7
No withholding taxes.  No tax is imposed in any jurisdiction in which the Guarantor is ordinarily resident for tax by way of withholding or deduction or otherwise on any payment to be under this Agreement.

10.8	No default. To the knowledge of the Guarantor, no Event of Default or Potential Event of Default has occurred and is continuing.

10.9
Information.  All information which has been provided in writing by or on behalf of the Guarantor to the Mortgagee in connection with any Finance Document was to the best of the Guarantor’s knowledge and belief true and not misleading as at the time it was given; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10
No litigation.  No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor's financial position or profitability.

11	UNDERTAKINGS

11.1	General. The Guarantor undertakes with the Mortgagee to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Mortgagee may otherwise permit.

11.2
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will, to the best of the Guarantor’s knowledge and belief, be true and not misleading and will not omit any material fact or consideration which if disclosed would reasonably be expected to adversely affect the decision of a person considering whether to enter into the Loan Agreement.

11.3	Provision of financial statements. The Guarantor will send to the Mortgagee:

(a)	as soon as possible, but in no event later than 30 June following the end of each financial year of the Guarantor, the annual audited accounts of the Guarantor; and

(b)
as soon as possible, but in no event later than 30 days after the end of each quarter in each financial year of the Guarantor the unaudited consolidated accounts of the Guarantor and its consolidated subsidiaries which are certified as to their correctness by its chief financial officer; and

(c)
together with the accounts specified in paragraph (b) above, a compliance certificate in the form set out at Schedule 4 of the Loan Agreement executed by the chief financial officer of the Guarantor confirming the Financial Covenants set out in Schedule 3 of the Loan Agreement have been complied with during each fiscal quarter.

11.4	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.3 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles of the U.S.A. consistently applied;

(b)	give a true and fair view of the financial condition of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5
Shareholder and creditor notices.  The Guarantor will send the Mortgagee, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor's shareholders or creditors or any class of them.

11.6	Consents. The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Mortgagee of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.7	Further Assurance. The Guarantor will:

(a)	at its own cost, do all that it reasonably can to ensure that this Guarantee creates the obligations which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol this Guarantee with any applicable court or authority, pay any applicable stamp, registration or similar tax in respect of this Guarantee, give any notice or take any other step which in the reasonable opinion of the Mortgagee, is or has become necessary or desirable for this Guarantee to be valid, enforceable or admissible in evidence.

11.8
Notification of litigation.  The Guarantor will provide the Mortgagee with details of any legal or administrative action involving the Guarantor promptly upon becoming aware of the same where such legal or administrative action might, if adversely determined, have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guarantee.

11.9	Notification of default. The Guarantor will notify the Mortgagee as soon as the Guarantor becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and is continuing;

and will thereafter keep the Mortgagee fully up-to-date with all developments.

11.10	Maintenance of status. The Guarantor will maintain its separate corporate existence under the laws of Ireland.

11.11	No disposal of assets, change of business. The Guarantor will not:

(a)
transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its trading operations; or

(b)	make any substantial change to the nature of its business from that existing at the date of this Guarantee.

11.12	No merger etc. The Guarantor shall not, and shall procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation.

11.13	Chief Executive Office. The Guarantor will maintain its chief executive office, and keep its corporate documents and records, at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland.

11.14	Compliance with financial covenants in Loan Agreement. The Guarantor will comply at all times with the financial covenants set out in Schedule 3 of the Loan Agreement.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1
Judgments relating to Loan Agreement or Master Agreement.  This Guarantee shall cover any amount payable by the Borrowers under or in connection with any judgment relating to the Loan Agreement or Master Agreement.

12.2	Currency indemnity. In addition, clause 20.4 (currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	SET-OFF

13.1	Application of credit balances. The Mortgagee may without prior notice following the occurrence of an Event of Default which is continuing:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of the Mortgagee in or towards satisfaction of any sum then due from the Guarantor to the Mortgagee under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Mortgagee considers appropriate.

13.2
Existing rights unaffected.  The Mortgagee shall not be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Mortgagee is entitled (whether under the general law or any document).

14	SUPPLEMENTAL

14.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times during the Security Period.

14.2
Rights cumulative, non-exclusive.  The Mortgagee's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3
No impairment of rights under Guarantee.  If the Mortgagee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Mortgagee under this Guarantee.

14.4
Severability of provisions.  If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5
Guarantee not affected by other security.  This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Mortgagee may now or later hold in connection with the Loan Agreement or the Master Agreement.

14.6
Guarantor bound by Loan Agreement.  The Guarantor agrees with the Mortgagee to be bound by all provisions of the Loan Agreement which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.7
Applicability of provisions of Guarantee to other rights.  Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.8	Third party rights. A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

15	ASSIGNMENT

15.1	Assignment by Mortgagee. The Mortgagee may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Loan Agreement.

16	NOTICES

16.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

TBS International Public Limited Company
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland

Fax No:  +353 1 618 0618

with a copy to:

TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY  10710
U.S.A.

Fax :           +1 914 961 5121

or to such other address which the Guarantor may notify to the Mortgagee.

16.2	Application of certain provisions of Loan Agreement. Clauses 27.3, 27.4 and 27.5 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrowers under the Loan Agreement or, as the case may be, the Master Agreement;

(b)	at the same time as the service of a notice under clause 18.2 (events of default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement and the Master Agreement without specifying a particular sum or aggregate sum.

16.4
Notices to the Mortgagee.  Any notice to the Mortgagee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Lender under the Loan Agreement.

17	INVALIDITY OF LOAN AGREEMENT OR MASTER AGREEMENT

17.1	Invalidity of Loan Agreement. In the event of:

(a)
the Loan Agreement now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of a Borrower, the introduction of any law or any other matter resulting in a Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or that Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and that Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated;  and references in this Guarantee to amounts payable by the Borrowers under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents. Clause 17.1 also applies to the Master Agreement and each of the other Finance Documents to which the Borrowers are a party.

18	GOVERNING LAW AND JURISDICTION

18.1	English law. This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.

18.3	Choice of forum for the exclusive benefit of the Mortgagee. Clause 18.2 is for the exclusive benefit of the Mortgagee, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee.

18.4
Process agent.  The Guarantor irrevocably appoints Globe Maritime Limited its registered office for the time being, presently at 5th Floor, St. Magnus House, 3 Lower Thames  Street, London EC3R 6HE, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Guarantee.

18.5
Mortgagee’s rights unaffected.  Nothing in this Clause 18 shall exclude or limit any right which the Mortgagee may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been executed and delivered as a deed on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

GUARANTOR

SIGNED and DELIVERED as a DEED	)
by Christophil B. Costas	)	/s/ Christophil B. Costas
for and on behalf of	)
TBS INTERNATIONAL PUBLIC	)
LIMITED COMPANY	)
in the presence of:	)	/s/ Lorraine Brown
Lorraine Brown

LENDER

SIGNED by	)	/s/ John Hafelfinger	/s/ R Nenner
for and on behalf of	)	John Hafelfinger	R Nenner
CREDIT SUISSE AG	)
in the presence of:	)	/s/ Mark Bamford
Mark Bamford